Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devon Energy Corporation:

We consent to the use of our report dated February 15, 2017 with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2016 and 2015, the related consolidated comprehensive statements of earnings, and the statements of stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Oklahoma City, Oklahoma

June 6, 2017